Exhibit 99.1

SERA PROGNOSTICS REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Salt Lake City – November 6, 2024 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the third quarter of 2024 ended September 30, 2024.

Recent Highlights:

•
Data analysis for full Prematurity Risk Assessment Combined with Clinical Interventions for Improved Neonatal OutcoMEs (PRIME) study underway after database was locked in September and now seeking publication of results in connection with key pregnancy and maternal health conferences in early 2025 and manuscript submission to a quality peer-reviewed journal.
•
Awareness campaign activated with TV programs by Viewpoint with Dennis Quaid and Empowered with Meg Ryan. These programs are expected to be distributed to public television stations in all 50 states, and in over 84 million homes via MSNBC, CNBC, CNN or similar networks broadly supporting Sera’s goal of informing the public about our test-and-treat offering and how it can support improved pregnancy outcomes.
•
Beginning October 1, 2024, and as featured in a Time Magazine article, began enabling access to PreTRM® testing through the Company’s website, with home sample collection. The expectant mother then will receive the results for discussion with her physician. This new capability is expected to drive consumer-initiated sales supported by the awareness campaign.
•
To provide education, build relationships with pregnant women and support Sera’s product offerings, predictive analytics offering is now in beta testing, engaging women with informative reports based on the data from millions of pregnancy experiences, and personalized insights into pregnancies like theirs.
•
Strengthened commercial team with select key hires in sales and marketing to drive test adoption and sales.
•
Transition to ambient whole blood collection continues to yield improved physician and patient access to PreTRM, significantly lower cost of goods, and significantly increased lab capacity, to enhance scalability of the test and improve unit economics in anticipation of a commercial inflection point in Sera’s business.

“We are successfully putting in place the key prerequisites for commercial success in anticipation of our full PRIME study results achieving publication and further illustrating the benefits of our PreTRM capabilities and test-and-treat strategy,” said Zhenya Lindgardt, President and CEO of

Sera Prognostics. “Once expanded awareness and care guidelines have occurred, our multi-pronged approach to the maternal care market we serve is expected to create a sales inflection in our business coupled with more profitable margin and revenue growth as we showcase our unique platform as The Pregnancy Company.”

Third Quarter 2024 Financial Results

Third quarter 2024 revenue was $29,000 compared to $42,000 for the same period of 2023. Total operating expenses were $8.9 million, up 8% from $8.2 million for the third quarter of 2023 as Sera maintained tight controls on expenses other than those necessary for product development and anticipated future sales generation.

Research and development expenses for the third quarter of 2024 were $3.5 million, and approximately flat with the third quarter of 2023.

Selling, general and administrative expenses for the third quarter of 2024 were $5.4 million, up from $4.6 million for the third quarter of 2023 due primarily to the Company selectively investing in anticipated growth drivers.

Net loss for the quarter was $7.9 million compared to $7.2 million for the prior-year period.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss third quarter 2024 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/L6rDpZAVdM8

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2023 March of Dimes Report Card shows that, for the last five consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to publication of results in connection with key pregnancy and maternal health conferences in early 2025 and manuscript submission to a quality peer-reviewed journal; distribution of Sera-sponsored TV programs to public television stations in all 50 states, and in over 84 million homes via MSNBC, CNBC, CNN or similar networks; the new consumer-initiated testing channel driving sales supported by the awareness campaign; a strengthened commercial team with select key hires in sales and marketing driving test adoption and sales; the transition to ambient whole blood collection yielding improved physician and patient access to PreTRM, significantly lower cost of goods, and significantly increased lab capacity, enhanced scalability of the test and improved unit economics; the full PRIME study results achieving publication and further illustrating the benefits of our PreTRM capabilities and test-and-treat strategy; a sales inflection in the Company’s business coupled with more profitable margin and revenue growth; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the COVID-19 pandemic and its potential lingering impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Final Prospectus on Form S-1, which was filed with the Securities and Exchange Commission on July 14, 2021, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact

Investor Contact

Peter DeNardo, CapComm Partners

peter@capcommpartners.com

+1 (415) 389-6400

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$29	$42	$53	$265
Operating expenses:
Cost of revenue	13	44	50	186
Research and development	3,502	3,539	11,591	11,330
Selling and marketing	1,181	1,355	3,507	7,045
General and administrative	4,195	3,288	12,117	12,677
Total operating expenses	8,891	8,226	27,265	31,238
Loss from operations	(8,862)	(8,184)	(27,212)	(30,973)
Interest expense	(5)	(14)	(22)	(44)
Other income, net	948	988	2,915	2,700
Net loss	$(7,919)	$(7,210)	$(24,319)	$(28,317)
Net loss per share, basic and diluted	$(0.24)	$(0.23)	$(0.74)	$(0.91)
Weighted-average shares outstanding, basic and diluted	33,522,726	31,286,148	32,894,191	31,128,604

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$2,684	$3,880
Marketable securities	47,068	45,199
Accounts receivable	79	160
Other receivables	–	11,310
Prepaid expenses and other current assets	1,276	795
Total current assets	51,107	61,344
Property and equipment, net	1,428	1,999
Long-term marketable securities	24,591	30,841
Other assets	1,875	1,257
Total assets	$79,001	$95,441
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,378	$1,046
Accrued and other current liabilities	2,273	2,722
Finance lease obligation, current portion	305	440
Deferred revenue	20,226	20,235
Total current liabilities	24,182	24,443
Finance lease obligation, net of current portion	3	196
Operating lease obligation, net of current portion	165	644
Total liabilities	24,350	25,283
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	325,571	317,066
Accumulated other comprehensive income (loss)	292	(15)
Accumulated deficit	(271,215)	(246,896)
Total stockholders' equity	54,651	70,158
Total liabilities and stockholders' equity	$79,001	$95,441